EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-60095, Form S-3 No. 333-63761, Form S-3 No. 333-87499, Form S-3 No. 333-93685, Form S-3 No. 333-42208, Form S-3 No. 333-55136, Form S-3 No. 333-104877, Form S-4 No. 333-67500, Form S-8 No. 333-109289, Form S-8 No. 333-101994, Form S-8 No. 333-101999, Form S-8 No. 333-20507, Form S-8 No. 333-40945, Form S-8 No. 333-40947, and Form S-8 No. 333-73190) of Bally Total Fitness Holding Corporation of our report dated March 11, 2004, with respect to the consolidated financial statements and schedules of Bally Total Fitness Holding Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Ernst & Young LLP
Chicago, Illinois
March 26, 2004